Exhibit 10.10

PURCHASE AND SALE AGREEMENT

Dated as of March 10, 2000

effective as of January 31, 2000

by and between

BLUE STAR IMPORTS, L. P.

And

SCHOTTENSTEIN STORES CORPORATION

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated as of March 10, 2000, effective as of the 31st day of January, 2000, by and between SCHOTTENSTEIN STORES CORPORATION, a Delaware corporation ("Seller") and BLUE STAR IMPORTS, L.P., a Pennsylvania limited partnership ("Buyer ").

BACKGROUND

        A.         The Value City Imports Division of Seller (the "Division") is engaged in the business of importing into the United States goods and merchandise for resale for the account of Buyer and certain of its affiliates as well as certain other retail store chains and affiliates of Seller.

        B.         Buyer desires to acquire from Seller, and Seller desires to transfer to Buyer, all of the Division's assets and business that pertain to the importation into the United States, for the account of Buyer, American Eagle Outfitters, Inc., a Delaware corporation and an affiliate of Buyer ("AEOI") and any and all other subsidiaries of Buyer or AEOI (Buyer, AEOI and their subsidiaries are hereinafter collectively referred to as the "AEO Companies"), of goods and merchandise for resale by any of the AEO Companies (collectively, "AEO Merchandise") which merchandise may include but shall not be limited to wearing apparel, textile goods, shoes and other goods and accessories, all in accordance with and subject to the terms of this Agreement.

PROVISIONS

        In consideration of the foregoing premises and of the mutual covenants hereinafter contained and intending to be legally bound hereby, the parties covenant and agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01. Definitions. As used herein, the following terms have the meanings assigned to them below, unless the context in which any such term is used requires otherwise:

        "AAA" means American Arbitration Association.

        "AEO Companies" has the meaning ascribed to such term in the second recital to this Agreement.

        "AEOI" has the meaning ascribed to such term in the second recital to this Agreement.

        "AEO Merchandise " has the meaning ascribed to such term in the second recital to this Agreement.

        "Agreement " means this Purchase and Sale Agreement as amended from time to time.

        "Assignment and Assumption Agreement" means the agreement, substantially in the form of Exhibit A hereto, pursuant to which (i) Buyer will assume and undertake to perform, satisfy and discharge the Assumed Liabilities and (ii) subject to the provisions of Section 3.04 hereof, Seller will assign the Assumed Contracts and the Prepaid Expenses to Buyer.

        "Assumed Contracts " means all rights and interests of the Division and/or Seller under all contracts, agreements, deposits, bonds, manifests, and open purchase and sale orders of the Business, including but not limited to those other contracts, etc. identified on Schedule 1 hereto.

        "Assumed Liabilities " has the meaning ascribed to such term in Section 3.04 hereof.

        "Bill of Sale " means a bill of sale from Seller to Buyer in substantially the form attached hereto as Exhibit B.

        "Board of Directors " means the Board of Directors of AEOI.

        "Books and Records " means all books, records, logs, customer lists and other commercial records or documents of Seller relating to the Business.

        "Business" means the business of the Division relating to the importation of AEO Merchandise for the AEO Companies, the document production and administration arising from or relating to the importation of the AEO Merchandise and all assets, goodwill and relationships with customers, suppliers, shippers and customs agents associated therewith.

        "Buyer" has the meaning described to such term in the preamble to this Agreement.

        "Buyer's Accountants " means Buyer's in-house accounting personnel and such other accountants as may be selected by Buyer.

        "Closing" has the meaning ascribed to such term in Section 6.01 hereof.

        "Closing Balance Sheet" has the meaning ascribed to such term in Section 3.03 hereof.

        "Closing Date " has the meaning ascribed to such term in Section 6.01 hereof.

        "Closing Financial Statements" has the meaning ascribed to such term in Section 3.03 hereof.

        "Closing Profit and Loss Statement" has the meaning ascribed to such term in Section 3.03 hereof.

        "Committee " means the Independent Committee of the Board of Directors of AEOI.

        "Default" means any default or breach that arises out of or results from the Closing or any act, omission or occurrence prior to the Closing.

        "Detailed Accounting " has the meaning ascribed to such term in Section 3.03 hereof.

        "Dispute" is used as defined in Section 3.06 hereof.

        "Division" is used as defined in the first recital to this Agreement.

        "Employee Benefit Plan" means any "employee benefit plan", as such term is defined in Section 3(3) of ERISA, and all other employee compensation and benefit plans of Seller that relate to the employees engaged in the Business (including all bonus, profit sharing, incentive compensation and deferred compensation plans maintained by Seller or to which Seller contributes or has contributed that relate to the Business).

        "Employment Agreements" means the Employment Agreements between Buyer and Guy Bradford and Hank Shechtman, and pursuant to which Buyer shall hire Messrs. Bradford and Shechtman effective as of the Closing Date.

        "Employment Practices and Shared Services Agreement" means the Employment Practices and Shared Services Agreement between Seller and Buyer substantially in the form of Exhibit C hereto, pursuant to which Buyer and Seller will undertake to address the allocation of cost and expense of certain shared services, and the use of the Software and Intellectual Property by Buyer, following the Closing Date and to observe certain prohibitions with respect to hiring current employees of each other with respect to the Business.

        "Encumbrance" means any lien, claim, charge, security interest, restriction or encumbrance of any nature or kind, other than Permitted Encumbrances.

        "ERISA" means the Employee Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any trade or business, whether or not incorporated, which is part of a controlled group as determined under ERISA Section 4001(a)(14).

        "Excluded Liabilities" has the meaning ascribed to such term in Section 3.05 hereof.

        "Fairness Opinion" means the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. dated March 9, 2000 to the Committee, in which such firm opined as to the fairness of the Purchase Price to be paid by Buyer in exchange for the Purchased Assets and the Business.

        "Financial Statements" means, collectively, the Year-End Financial Statements and the Monthly Financial Statements of the Business.

        "Good Standing Certificate" means one or more certificates from the secretary of the state and/or the department of revenue or taxation of a jurisdiction to the effect that the corporation that is the subject of such certificate is a corporation presently subsisting in good standing under the laws of such jurisdiction and has paid all franchise and/or capital stock taxes required to be paid by such corporation to such jurisdiction.

        "Insurance Policies" has the meaning ascribed to such term in Section 4.01(r) hereof.

        "Intellectual Property" means all United States and foreign patents and patent applications, the inventions claimed in said patents and patent applications, all related trade secrets, know-how, methods and processes, and all copyrights, technology and proprietary information necessary for, relating to, or used or useful in connection with, the Business, the Contracts and/or the Work in Process.

        "Law" means any presently existing law, statute, ordinance, rule, regulation or code adopted, enacted or promulgated by any government or governmental agency.

        "Material Adverse Effect" means a material adverse effect on the results of operations or financial condition of any of the Business or the Purchased Assets.

        "Monthly Financial Statements" means Seller's interim financial statements for the Division as of the following dates and for the periods then ended: October, 1999 and December, 1999, copies of which have been provided to Buyer.

        "Officers' Certificate" means a certificate signed by the Chairman of the Board of Directors, the President or Vice President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of any corporation delivering such certificate, or by the same such officers of the corporate general partner of any partnership delivering such certificate.

        "OSHA" means the Occupational Safety and Health Act.

        "Other Seller Documents" has the meaning ascribed to in Section 3.05(a) hereof.

        "Permits and Licenses" means all of the licenses and permits, certificates of authority and other approvals and authorizations of Seller, governmental or otherwise, that relate to or are necessary for or used in connection with the Business or the Purchased Assets including, without limitation, those identified on Schedule 2 hereto.

        "Permitted Encumbrances" means, collectively, mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of conduct of the Business, liens for taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty and other imperfections of title or encumbrances, if any, that do not materially (i) detract from the value of the property subject thereto or (ii) impair the operation of the Business.

        "Personal Property" means all machinery, equipment, software, systems, and all other personal property, tangible and intangible, of Seller that are listed or referred to on Schedule 3 hereto.

        "Pre-Closing Adjustment" has the meaning ascribed to such term in Section 3.02 hereof.

        "Pre-Closing Liabilities" means all liabilities arising out of ownership of the Purchased Assets and conduct of the Business by Seller prior to the Closing Date.

        "Prepaid Expenses" means all prepaid expenses and deposits in connection with the Business.

        "Purchase Price" has the meaning ascribed to such term in Section 3.01 hereof.

        "Purchased Assets" has the meaning ascribed to such term in Section 2.01 hereof.

        "Seller" has the meaning ascribed to such term in the preamble to this Agreement.

        "Seller Operational Liabilities" means all Pre-Closing Liabilities arising in whole or in substantial part out of the actions of a Seller Responsible Party.

        "Seller Responsible Party" means the Seller, its officers, directors, contractors, agents and/or employees

        "Seller Transfer Documents" means, collectively, the Assignment and Assumption Agreement, and the Bill of Sale.

        "Seller's Accountants" means Seller's in-house accounting personnel and/or such other accountants as Seller may select.

        "Software" means all computer programs and licenses therefor (including user manuals, bug fixes, corrections, enhancements, updates, or other modifications to such programs or manuals) used or useful in connection with, or otherwise relating to, the Business, including without limitation the software identified on Schedule 4 hereto.

        "Year-End Financial Statements" means the Division's unaudited financial statements as of July 31, 1999, 1998, 1997 and for the years then ended, copies of which have been provided to Buyer.

ARTICLE II
PURCHASE AND SALE; DESCRIPTION OF ASSETS

        Section 2.01. Purchased Assets. In accordance with, and subject to the terms and conditions of, this Agreement, Buyer shall purchase from Seller, and Seller shall sell, assign, convey, transfer and deliver to Buyer, free and clear of any and all Encumbrances, the Business including, without limitation, the following assets and properties (collectively, the "Purchased Assets"):

        (a)         the Personal Property;

        (b)         the Assumed Contracts (provided that where Seller is required to continue to be a party to such contracts or where Seller will continue to require or perform services under such contracts, Seller shall use its best efforts to add Buyer as an additional party, rather than the sole transferee, of such contracts);

        (c)         the right to use the Intellectual Property and Software pursuant to the Employment Practices and Shared Services Agreement;

        (d)         the Permits and Licenses;

        (e)         the Books and Records as identified on Schedule 14 (which listed items identified on Schedule 14 are to be delivered to Buyer at Closing; and Buyer shall have access to and the right to copy all other Books and Records);

        (f)         the Prepaid Expenses.

        Seller acknowledges and agrees that, with respect to any Assumed Contracts, which are, in their nature, by law, by their terms or otherwise, nonassignable, or which contain a covenant against assignment, this instrument shall, notwithstanding anything elsewhere herein contained, be construed as an assignment to Buyer of the equitable interest in the same insofar as is legally permissible without violation of law or breach of the terms or condition thereof, with the right in Buyer or its successors and assigns (i) to have said claims, contracts, commitments or other agreement, if any, held in trust by Seller so as to enable Buyer or its successors and assigns to use and enjoy the full benefit thereof, (ii) to have transferred to Buyer or its successors or assigns any and all such property or rights which shall become assignable as soon as the same shall become assignable, and (iii) to take and have taken any action which may be taken without violation of law and without any breach as aforesaid which is necessary or appropriate to make such contract, property or rights assignable. Seller agrees that in any instance in which nonassignability of any such contract, property or rights may be removed by the consent of any party or parties, Seller will use its best efforts to obtain the consent of all such parties to the assignment of the property or rights in question to Buyer. If such a consent is not obtained, or if an attempted assignment would be ineffective or would affect Seller's rights so that Buyer or its successors and assigns in fact would not receive such contract, property or rights, Seller will cooperate with Buyer or its successors and assigns on any reasonable arrangement, not contrary to law, designed to provide for Buyer or its successors and assigns the benefit under any such Assumed Contracts and enforcement thereof, and for the benefit of Buyer or its successors and assigns, of any and all rights of Seller against any party thereto arising out of breach or cancellation by such party or otherwise.

ARTICLE III
PURCHASE PRICE

        Section 3.01. Purchase Price. In exchange for the Business and the Purchased Assets, Buyer shall deliver to Seller, by wire transfer of immediately available funds at the Closing the sum of Eight Million Five Hundred Thousand Dollars ($8,500,000) (the "Purchase Price"), plus or minus customary prorations.

        Section 3.02. Pre-Closing Adjustment. On the day immediately prior to Closing, Seller shall apply any deposits and sums previously received from the AEO Companies as of such date, in the following manner: First to billed accounts receivable balances, then to any unbilled receivables relating to the importation of AEO Merchandise for any AEO Companies. Seller acknowledges and agrees that after January 31, 2000 no profit shall be charged by Seller to Buyer for importing or other services provided by Seller after January  31, 2000 to Buyer in connection with the Business. The adjustment as described in this Section 3.02 is called the "Pre-Closing Adjustment".

        Section 3.03. Post Closing Adjustment. Within forty-five (45) days following the Closing, Seller shall prepare and deliver to Buyer a balance sheet for the Division dated as of the Closing Date (the "Closing Balance Sheet"), a profit and loss statement for the Division for the period commencing August 1, 1999 and ending on the Closing Date (the "Closing Profit and Loss Statement"), a detailed accounting of all prepaid expenses and accounts payable of the Business and all unbilled costs and expenses paid by Seller prior to Closing for Buyer's account with respect to importation of AEO Merchandise by Seller (the "Detailed Accounting") (the Closing Balance Sheet, the Closing Profit and Loss Statement and Detailed Accounting being collectively called the "Closing Financial Statements"), each of which shall be prepared in a manner consistent with the Financial Statements and in accordance with generally accepted accounting principles. Following the Closing, Buyer's Accountants and Seller's Accountants shall have the right to review and audit the Closing Financial Statements. Buyer's Accountants shall notify Seller of their disagreement with any amount shown on or underlying the Closing Financial Statements within ninety (90) days following delivery thereof. In the event that Buyer's Accountants deliver notice of any disagreement, Buyer's Accountants and Seller and/or Seller's Accountants shall meet and attempt to resolve such disagreement and to agree upon a mutually acceptable presentation of such statements and/or schedule. Should Buyer's Accountants and Seller and/or Seller's Accountants be unable to reach such an agreement within thirty (30) days after delivery by Buyer's Accountants of a notice of disagreement, the matter shall be submitted within five (5) business days following expiry of such thirty (30) day period to a "Big Five" accounting firm selected by Seller and Buyer or, if Buyer and Seller are unable to agree on such accounting firm within such five (5) business day period, the matter shall be submitted by the parties to Price Waterhouse Coopers on the first business day following expiry of such five (5) business day period, and the parties agree to use their best efforts to cause the decision of such third accounting firm to be rendered within thirty (30) days following such submission. The decision of such third accounting firm shall be conclusive and binding on the parties. The parties agree to effect appropriate adjustments between them based upon the Closing Financial Statements as they exist following resolution of any disagreement in accordance with the foregoing.

        Seller shall bear the costs and expenses of Seller's Accountants, Buyer shall bear the cost and expenses of Buyer's Accountants and, in the event of any referral of a dispute to a third accounting firm in accordance with the foregoing, Seller and Buyer agree to share equally the costs and expenses of such third accounting firm.

        Section 3.04. Assumption of Liabilities. At the Closing, Buyer and Seller shall execute and deliver the Assignment and Assumption Agreement pursuant to which Buyer shall assume, undertake to perform, satisfy and discharge only the following liabilities and obligations of Seller and/or the Division (collectively, the "Assumed Liabilities"):

        (a)         the liabilities arising out of ownership of the Purchased Assets and conduct of the Business by Buyer (and not caused by a Seller Responsible Party) as arise out of events first occurring or conditions first existing after the Closing Date; and

        (b)         those Pre-Closing Liabilities (other than Seller Operational Liabilities) arising with respect to the importation of AEO Merchandise prior to the Closing Date which were not caused by a Seller Responsible Party (such as, for example, a customs audit liability of the Seller following Closing Date that resulted from incomplete or inaccurate information provided by Buyer, or another party other than a Seller Responsible Party, to the Seller).

        Buyer shall be solely responsible for all liabilities, demands, damages, costs and expenses (including reasonable attorney's fees), and shall indemnify, defend and hold harmless the Seller and its affiliates and their respective officers and directors, shareholders and representatives, from and against the Assumed Liabilities and all liabilities, claims, demands, damages, costs and expenses (including reasonable attorney fees) arising from the conduct, actions, inactions or omissions of Buyer, its officers, directors, contractors, agents or employees (and not caused by a Seller Responsible Party) after the Closing Date.

                 Section 3.05. Excluded Liabilities. Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume (other than only the Assumed Liabilities expressly agreed to be assumed by Buyer pursuant to the provisions of paragraph 3.04 of this Agreement) and shall not undertake to pay, perform, satisfy or discharge any liability or obligation of Seller, the Business or the Division or any other person or entity of any kind, absolute or contingent, known or unknown (collectively, the "Excluded Liabilities"), including without limitation the following:

        (a)         any liability or obligation of Seller that arises out of the transactions contemplated to occur pursuant to this Agreement or that results from any breach or default by Seller under this Agreement, the Seller Transfer Documents or any other agreement, certificate, assignment, document or instrument that may be executed or delivered in connection with this Agreement or the transactions contemplated to occur hereunder (the Seller Transfer Documents and such other documents being sometimes collectively referred to as the "Other Seller Documents");

        (b)         any liability or obligation relating to income, franchise, sales, use, payroll, unemployment, withholding real or personal property or any other taxes of Seller or the Division, including any interest or penalties related thereto;

        (c)         any liability or obligation of Seller or the Division relating to indebtedness for borrowed money;

        (d)         any liability or obligation relating to any Default by Seller under any of the Assumed Contracts or the Permits and Licenses;

        (e)         Reserved.

        (f)         any liability or obligation of Seller or the Division relating to any illness, injury, occupational or other disease or other health or safety risk that arises out of or results from any act, omission or occurrence prior to the Closing, including without limitation those arising under Section 7.04 hereof;

        (g)         any liability or obligation relating to the employees of Seller or the Division (other than only accrued vacation pay and sick pay for Guy Bradford, Hank Shechtman, and for any other employee of Seller who Buyer hires effective as of the Closing Date), including any severance obligation and any compensation required to be paid and benefits required to be provided under any of the Employee Benefit Plans;

        (h)         any liability or obligation as shown on the Financial Statements (other than those liabilities mutually agreed to by Seller and Buyer (or as determined by the dispute resolution procedures) in accordance with the post-Closing adjustments contemplated pursuant to Section 3.03 hereof) or otherwise relating to any services performed by Seller or the Division prior to the Closing;

        (i)         that portion of any liability or obligation relating to the violation of any Law relating to the Business or the Division that arises out of or results from any act, omission or occurrence of a Seller Responsible Party prior to the Closing;

        (a)         any liability or obligation of the Division to any of affiliates of Seller, except as expressly set forth in this Agreement; and

        (b)         any Pre-Closing Liability (other than only the Assumed Liabilities).

        Seller shall be solely responsible for all liabilities, demands, damages, costs and expenses (including reasonable attorney's fees), and shall indemnify, defend and hold harmless the AEO Companies and their respective officers, directors, shareholders and representatives, from and against all liabilities, claims, demands, damages, costs and expenses (including reasonable attorney's fees) arising or resulting from the Excluded Liabilities and/or the conduct, actions, inactions or omissions of a Seller Responsible Party prior to the Closing Date. To the extent that a third party, not Buyer or a Seller Responsible Party, is responsible for such liabilities, damages, costs or expenses being imposed against Buyer, then the Seller and Buyer will use their best efforts to pursue such third party and obtain a recovery therefrom.

        Section 3.06. Disputes as to Assumed Liabilities or Excluded Liabilities. In the event that a dispute or controversy (each a "Dispute") arises between Seller and Buyer as to whether and/or to what extent Buyer, a Seller Responsible Party, or another party is responsible (as a result of the conduct, actions, inactions or omissions of Buyer, such Seller Responsible Party, or such other party) for a liability, loss, damage, demand, cost or expense, and if the Dispute cannot be settled through direct discussions, then Seller and Buyer shall resolve the Dispute by binding arbitration administered by the American Arbitration Association ( "AAA") in Pittsburgh, PA in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitration proceedings shall be conducted on an expedited basis before a neutral arbitrator (to be selected by Seller and Buyer, or if they cannot agree, then by the chairman of the Pittsburgh office of the AAA) who has been actively engaged in the practice of law for at least fifteen (15) years, specializing in commercial transactions with substantial experience in customs and importation matters. The cost of any arbitration proceedings shall be split equally between Seller and Buyer.

        Section 3.07. Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 5 hereto and the parties hereto shall use such allocations in preparing all income tax returns and related reports

(including Form 8594) required to be filed with the Internal Revenue Service and any state or local tax authority.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

        Section 4.01. Seller's Representations and Warranties. Seller hereby represents and warrants to Buyer that:

        (a)         Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own and operate the Division and the Business. Seller is duly qualified to do business and is in good standing in the jurisdictions of Ohio, Delaware and Pennsylvania as listed on Schedule 6. Such jurisdictions are the only jurisdictions where the character of the properties owned or leased by Seller in its conduct of the Business, or the nature of the activities conducted by it in connection therewith, makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

        (b)         Due Authorization and Execution, etc. Seller has all requisite power and authority (corporate or otherwise) to enter into and perform this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid, binding and legal obligation of Seller, enforceable against Seller in accordance with its terms; and, when executed and delivered by Seller, each of the Other Seller Documents shall be duly authorized, executed and delivered by Seller and shall constitute a valid, binding and legal obligation of Seller, enforceable against Seller in accordance with its terms.

        (c)         Absence of Conflict. The execution, delivery and performance of this Agreement and the Other Seller Documents, and the consummation of the transactions contemplated to occur pursuant hereto and thereto (i) do not violate or conflict with the articles of incorporation or by-laws of Seller, (ii) to the best of Seller's knowledge (after due inquiry by Seller of Guy Bradford, Hank Shechtman and Mort Love of the Division) do not violate, conflict with, result in a breach of or a default under, or give any person or entity any right to terminate or modify, any right or obligation of Seller applicable to the Division, the Business or the Purchased Assets, (iii) do not violate, conflict with, or result in a breach of or a default under, any governmental or court-issued order, writ, judgment, decree, license, permit, approval or authorization of any kind applicable to the Division, the Business or the Purchased Assets, (iv) to the best of Seller's knowledge (after due inquiry by Seller of Guy Bradford, Hank Shechtman and Mort Love of the Division) do not and will not violate or conflict with any Law, and (v) to the best of Seller's knowledge (after due inquiry by Seller of Guy Bradford, Hank Shechtman and Mort Love of the Division) do not result in the loss of, or the creation or imposition of any Encumbrance against or with respect to, any of the rights, properties or assets of the Division, the Business or the Purchased Assets, other than such violations, conflicts, breaches or defaults in the case of any and all of the foregoing clauses (i) through (v) that, individually or in the aggregate, would not have a Material Adverse Effect.

        (d)         Title; Condition of Purchased Assets. Seller has good and valid title to all of the Purchased Assets. The execution and delivery of the Seller Transfer Documents at the Closing shall convey, transfer to and vest in Buyer good and valid title to all of the Purchased Assets, free and clear of any and all Encumbrances. The Purchased Assets constitute, in the aggregate, all of the property necessary for the operation of the Business in the manner in which and to the extent that it is currently being operated by Seller. All of the tangible Purchased Assets are in good operating condition and repair, subject to normal wear and maintenance, and are usable in the ordinary course of business as heretofore conducted by Seller.

        (e)         Financial Statements and Budget. Seller has furnished to Buyer the Financial Statements and the Budget for the Division. The Financial Statements were prepared in conformity with generally accepted accounting principles applied on a consistent basis and the Financial Statements present fairly the financial condition of the Division as of the dates thereof, and the results of its operations for the periods therein indicated (subject, in the case of the Monthly Financial Statements, to periodic and year-end adjustments). Except as disclosed in the Financial Statements, the results of operations of the Division reflected therein were not affected to a material extent by changes or inconsistencies in accounting policies or by the inclusion of extraordinary or exceptional items. The Financial Statements include as an accrued liability adequate provision for payments not yet due as of the date of the Financial Statements relating to the importation of merchandise for the Business. The Budget was prepared on the basis of good faith assumptions concerning the future prospects of the Business and in a manner consistent with prior results of operations.

        (f)         Absence of Material Adverse Change, etc. Except as set forth on Schedule 7, since July 31, 1999, (i) there has been no material adverse change with respect to the rights, properties, assets, liabilities, financial condition or operations of Seller in respect of the Division, (ii) the Business has been carried on and conducted in the ordinary and usual course in all material respects, (iii) Seller has preserved and maintained in all material respects each of the Permits and Licenses and the relationship of the Business with each of its material customers, customs agents, suppliers, shippers, and employees, (iv) reserved, (v) Seller has not on account of or with respect to the Business made any capital commitment or expenditure, or any unusual or extraordinary commitment or expenditure, or incurred or become liable for any debt or other obligation or liability (except for liabilities incurred in the ordinary course of business), or, except in the ordinary course of business, entered into any guaranty or agreement for the production or manufacture of goods or equipment or the providing of services, other than such commitments or expenditures that, individually or in the aggregate, would not have a Material Adverse Effect, (vi) Seller has not disposed of any of the Personal Property other than in the ordinary course of conduct of the Business and which disposition would not have a Material Adverse Effect, (vii) Seller has maintained the Personal Property in good repair (ordinary wear and tear excepted) and the Personal Property is in good operating condition, (viii) Seller is not in breach of or default under any contract or agreement relating to the Division or the Business, other than breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect and, to the best of Seller's knowledge, no third party to any contract or agreement is in breach of or default under any such contract or agreement, other than any such breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect, and (ix) except in the ordinary course of business, there have been no intercompany transactions or creations of payables among Seller or any of its affiliates relating to the Business.

        (g)         Intellectual Property. Except as set forth on Schedule 8 hereto, Seller owns and has good and valid title to, or has a valid and effective license to use, all patents, applications therefor, inventions, trade secrets, trademarks, service marks and applications therefor, trade names, copyrights and copyright registrations and applications therefor that cover any processes that are material to the Business, Seller has not been charged with (or threatened to be charged with) the infringement of, and, to the best of Seller's knowledge, Seller is not infringing on, any unexpired patent, common law or registered trademark, trade name or copyright (whether registered or not), trade secret or other proprietary right of any party in the United States or in any foreign country which is material to the Business.

        (h)         Taxes, Duties and Tariffs. All duties, tariffs, import/export charges and fees and all required federal, state and local tax returns of Seller and the Division as it relates to the Business have been prepared and duly filed, and all duties, tariffs, import/export charges and fees and all federal, state and local taxes required to be paid with respect to the periods covered by such filings and returns as related in any manner to the Business have been paid or are being contested in good faith. Any such material good faith contests are correctly identified on Schedule 9 hereto. Seller shall timely file all returns and shall pay as and when due all taxes imposed on the sale of the Purchased Assets hereunder, and shall timely file all returns and pay as and when due all tax liabilities incurred in connection with the ownership and operation of the Business by Seller. Neither Seller nor the Division has received any notice (relating to the Business) that it is delinquent in the payment of any duty, tariff, import charge or fee, tax, assessment or government charge, and neither is liable for the payment of any assessed charge or penalty in respect of any duty, tariff, import/export charge, fee, tax or tax deficiency.

        (i)         Governmental Consents. To the best of Seller's knowledge (after due inquiry by Seller of Guy Bradford, Hank Shechtman and Mort Love of the Division), no authorization, consent, order, permit or approval of, or filing with, any governmental agency is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

        (j)         Contracts, Agreements and Commitments, etc. Except for the Assumed Contracts, Seller is not a party to any material lease, contract, agreement or commitment of any kind, oral or written, relating to the conduct of the Business, nor are there any material leases, contracts, agreements or commitments of any kind, oral or written, that directly relate to the conduct of the Business or the Purchased Assets. All of the Assumed Contracts are valid, binding and enforceable obligations of Seller and in full force and effect in accordance with their terms (except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and except to the extent that enforcement may be limited by general equitable principles). Seller is not in breach of or default under any of the Assumed Contracts other than any breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect and, to the best of Seller's knowledge, no other party to any of the Assumed Contracts is in breach thereof or default thereunder, other than any breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect.

        (k)         Permits, Licenses, Certificates of Authority, etc. To the best of Seller's knowledge (after due inquiry by Seller of Guy Bradford, Hank Shechtman and Mort Love of the Division), the Permits and Licenses constitute all of the permits, licenses, franchises, authorizations and concessions required by law and necessary to operate the Business, other than such permits, licenses, franchises, authorizations and concessions that the failure to obtain would not have, individually or in the aggregate, a Material Adverse Effect; the Permits and Licenses are valid and in full force and effect in accordance with their terms; and Seller is not in breach of or default under any of the Permits and Licenses other than any breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect and, to the best of Seller's knowledge, no other party to any of the Permits and Licenses is in breach thereof or default thereunder, other than any breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect.

        (l)         Litigation, Arbitration Proceedings, etc. Except as disclosed on Schedule 10 hereto or otherwise disclosed in writing to Buyer, (i) no litigation or investigation is pending or, to the best of Seller's knowledge, threatened against Seller in connection with or that might affect the Business, the Division (relating in any way to the importation of the AEO Merchandise) or the Purchased Assets and that is reasonably likely to have a Material Adverse Effect nor, to the best of Seller's knowledge, is there any basis therefor; (ii) to the best of Seller's knowledge, no litigation or investigation has been asserted against any third party with respect to the Business, the Division (relating in any way to the importation of the AEO Merchandise) or the Purchased Assets, whether by Seller, any affiliate of Seller or any third party, and that is reasonably likely to have a Material Adverse Effect; and (iii) no litigation or investigation has been asserted, instituted or threatened by Seller against any third party that affects or relates in any manner to the Business, the Division (relating in any way to the importation of the AEO Merchandise) or the Purchased Assets. Set forth on Schedule 10 is a true, correct and complete list of all litigation and claims made by or against Seller against or by customers and/or suppliers of the Business during the three year period immediately preceding the date hereof which would have a Material Adverse Effect on the Business or the Purchased Assets. Seller has made available to Buyer access to Seller's complete files with respect to each such litigation or claim.

        (m)         Compliance with Laws. To the best of Seller's knowledge (after due inquiry by Seller of Guy Bradford, Hank Shechtman and Mort Love of the Division), the Business and the Purchased Assets are in compliance with and, since July 31, 1999, have been conducted or used in conformity with all applicable Laws including, without limitation, labor and wage Laws, Laws relating to the health and safety of employees and consumers (including any applicable "right-to-know" Laws and OSHA Laws), Laws relating to the labeling, delivery, and operation of products, materials, machinery and equipment, Laws relating to the exportation and importation of the AEO Merchandise and all environmental Laws; except for such instances of noncompliance with any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect. Except as to existing claims under forms CF28 and CF29 - none of which individually and in the aggregate would have a Material Adverse Effect, and except as otherwise disclosed in writing to Buyer, Seller has received no notices of any violation of Laws with respect to the Business, Division (relating to importation of AEO Merchandise), or the Purchased Assets which, following receipt of such notice, have not been fully and timely cured by Seller. Seller is not the subject of any outstanding OSHA citations or pending abatements based on any such citation which relate to the Business or the Purchased Assets; and none of the rights, properties, assets, liabilities, businesses or operations of the Division or the Business is subject to any judicial, regulatory or governmental order, writ, judgment, investigation, audit or decree of any kind directed to Seller or any of its affiliates.

        (n)         Employee Benefit Plans. Seller has delivered to Buyer complete and accurate copies of all Employee Benefit Plans. Seller has made on a timely basis all required contributions to all "employee benefit plans", as defined in Section 3(3) of ERISA, that relate to the Business. None of Seller or any of its ERISA Affiliates has incurred or will incur as of the Closing Date, or as a consequence of events occurring prior to the Closing Date, any of the following that relates to the Division or the Business: (i) any liability to the Pension Benefit Guaranty Corporation (other than for the payment of required premiums), (ii) any liability under Sections 4041, 4062, 4063, 4064 or 4069 of ERISA, (iii) any "withdrawal liability" to any "multi-employer pension plan", as defined in ERISA or (iv) any "accumulated funding deficiency", as defined in Section 302 of ERISA.

        (o)         Relations with Employees. Seller is not a party to nor is it bound by any collective bargaining or other union agreement with respect to the Business. Seller has made all payments it is contractually obligated to make in respect of persons employed by it with respect to the Business (other than payments not yet due for the current payroll period). No employee claim or grievance is pending against Seller with respect to those key employees of the Business identified on Schedule 11 hereto and, with respect to all other persons who are in the Seller's employment with respect to the Business, no claims or grievances are pending against Seller, other than such claims or grievances that, individually or in the aggregate, would not have a Material Adverse Effect.

        (p)         Full Disclosure. No representation or warranty made by Seller in this Agreement, or in any Other Seller Document or exhibit provided to Buyer in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, taken as a whole, not misleading.

        (q)         Reserved.

        (r)         Insurance Policies. Set forth on Schedule  13 hereto is a true, correct and complete listing of all insurance policies applicable to the Business including, without limitation, those relating to product liability and comprehensive general liability (collectively, the "Insurance Policies"). The Insurance Policies are in full force and effect in accordance with their terms and no premium payable thereunder which relates to any period prior to the Closing is unpaid or outstanding as of the date of this Agreement, or will be unpaid or outstanding as of the Closing Date. Set forth on Schedule 13 is a true, correct and complete listing of all claims relating to the Business as made by Seller under the Insurance Policies in respect of any claims of customers and/or suppliers of the Business during the three year period immediately preceding the date hereof. Seller has made available to Buyer access to Seller's complete files with respect to each such claim.

        (s)         Location of Business and Names. During the one (1) year-period immediately preceding the Closing (i) the Division has operated exclusively under the names Value City Imports, (ii) the Division's principal place of business has been and continues to be at 1800 Moler Road, Columbus, OH 43207 and/or at 2025 Corvair Avenue, Columbus, Ohio 43207 and (iii) all of the Personal Property has been located exclusively at 1800 Moler Road, Columbus, OH 43207 and/or at 2025 Corvair Avenue, Columbus, Ohio 43207.

        (t)         Liabilities. Except for such claims, debts and liabilities as are reflected in the Financial Statements or as otherwise disclosed in writing to Buyer, to the best of Seller's knowledge (after due inquiry by Seller of Guy Bradford, Hank Shechtman and Mort Love) neither the Division (as related in any manner to the importation of the AEO Merchandise) nor the Business has any outstanding indebtedness and is not subject to any claims, investigations or liabilities, pending or threatened, contingent or otherwise, (and Seller has received no notice of any such matters) other than trade obligations incurred in the ordinary course of business in amounts that are usual and normal, both individually and in the aggregate. Seller has provided to Buyer a true, accurate and complete list of the Assumed Liabilities (known to Seller as of the date of Closing) to be assumed by Buyer pursuant to the Assignment and Assumption Agreement as of the most recent practicable date prior to the date of this Agreement.

        (u)         No Broker or Finder. Seller has not directly or indirectly retained or hired any broker, finder, financial adviser or other similar agent or representative in connection with this Agreement or a of the transactions contemplated hereby.

        Section 4.02. Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller as follows:

        (a)         Organization and Standing. Buyer is a Limited Partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has all requisite power and authority to own and operate its property and assets and to conduct its business as now conducted.

        (b)         Due Authorization and Execution, etc. Buyer has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby; this Agreement has been, and the Assignment and Assumption Agreement, when executed, will be, duly authorized, executed and delivered by Buyer and constitutes, or when executed, will constitute, valid, binding and legal obligations of Buyer, enforceable in accordance with their terms.

        (c)         Absence of Conflict. The execution, delivery and performance of this Agreement and the Assignment and Assumption Agreement and the consummation of the transactions contemplated to occur pursuant hereto and thereto (i) do not and will not violate or conflict with the Limited Partnership Agreement of Buyer, (ii) to the best of Buyer's knowledge do not and will not violate, conflict with, result in a breach of or default under, or give any person or entity any right to terminate or modify, any material contract or agreement applicable to Buyer or any of the rights, properties, assets, liabilities, operations or businesses of Buyer, (iii) do not and will not violate, conflict with, result in a breach of or default under, or give any person or entity any right to terminate or modify, any governmental or court-issued order, writ, judgment, decree, license, permit, approval or authorization of any kind applicable to Buyer or any of the rights, properties, assets, liabilities, operation or businesses of Buyer, and (iv) to the best of Buyer's knowledge, do not and will not violate or conflict with any Law applicable to Buyer.

        (d)         No Broker or Finder. Buyer has not directly or indirectly retained or hired any broker, finder, financial advisor or other similar agent or representative in connection with the transactions contemplated hereby.

        (e)         Governmental Consents. No authorization, consent, order, permit or approval of, or filing with, any governmental agency is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

        (f)         Full Disclosure. No representation or warranty made by Buyer in this Agreement, or in any exhibit provided to Seller in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, taken as a whole, not misleading.

ARTICLE V
CONDUCT OF BUSINESS PRIOR TO CLOSING

Section 5.01. Preservation of Business Relationships and Conduct of Business. Seller hereby covenants to Buyer that, during the period from the date hereof through the Closing Date, (i) Seller shall conduct the Business in the ordinary and usual course in all respects; and (ii) Seller shall, except as mutually agreed, use its best efforts to preserve and maintain the Business organization intact, to keep available the services of the Business' current employees, to perform its obligations under the contracts to comprise the Assumed Contracts, to preserve its existing relationships with its customers, suppliers, customs brokers, and others having business relationships with it and to maintain the goodwill enjoyed by Seller with such persons for the benefit of Buyer. Buyer and Seller will cooperate with each other and proceed to prepare and file any necessary governmental or third party consents required to complete the transaction contemplated to occur pursuant hereto.

        Section 5.02. Other Pre-Closing Actions of Seller. Seller covenants and agrees that, pending the Closing, (i) Seller shall not take any action that is inconsistent with the satisfaction of any condition set forth in Section 6.02 hereof; (ii) Seller shall furnish Buyer, as promptly as practicable, with such documents and information relating to the Business and the Purchased Assets as Buyer may from time to time reasonably request; (iii) Seller shall provide Buyer and its representatives with such access to the Business and the Purchased Assets as Buyer may from time to time reasonably request during normal business hours to conduct one or more inspections and investigations thereof; provided, that such inspections shall not unreasonably interfere with Seller's conduct of the Business; (iv) Seller shall pay and perform all of the debts, obligations and liabilities of the Business as and when they become due in the ordinary course; (v) cooperate with Buyer and its counsel in providing such other information (financial and otherwise) as Buyer or such counsel determines to be necessary or appropriate to prepare any filing with the Securities and Exchange Commission or other governmental authority as necessitated by this transaction (and the Seller agrees that, upon request by Buyer, it shall make available such of its officers, employees, agents and consultants, including its independent public accountants, as are reasonably necessary to assist Buyer in preparing such filings); and (vi) Seller shall use its best efforts to obtain the consents, which shall be reasonably satisfactory in form and substance to Buyer's counsel, of all parties whose consents are necessary to the conveyance, assignment, delivery and transfer of the Purchased Assets and/or the Buyer's operation of the Business following the Closing.

        Section 5.03. Pre-Closing Actions of Buyer. Buyer covenants and agrees that, pending the Closing, Buyer shall not take any action that is inconsistent with the satisfaction of any condition set forth in Section 6.02 hereof.

ARTICLE VI
CLOSING DATE; CONDITIONS AND TRANSACTIONS

        Section 6.01. Closing Date. Subject to the satisfaction or waiver of each of the conditions set forth in Section 6.02 hereof, the closing of the purchase and sale transactions contemplated to occur pursuant to this Agreement (the "Closing") shall be effective as of January 31, 2000 (the date on which the Closing is effective is hereafter referred to as the "Closing Date").

        Section 6.02. Conditions to Closing.

        (a)         All Parties. The obligations of each party hereto to consummate the purchase and sale transactions contemplated by this Agreement are subject to the following condition: no judicial, governmental or other action or proceeding shall have been instituted or be threatened that materially challenges this Agreement or any of the transactions contemplated hereby.

        (b)         Seller. In addition to the condition set forth in Section 6.02(a) hereof, the obligations of Seller to consummate the purchase and sale transactions contemplated by this Agreement are subject to the following conditions:

        (i)         Each of the warranties and representations made by Buyer in Section 4.02 hereof shall be true and correct in all material respects as of the Closing as if made on and as of the Closing Date;

        (ii)         Buyer shall have performed all of the obligations and satisfied all of the conditions required to be performed or satisfied by it at or prior to the Closing in connection with this Agreement and the transactions contemplated to occur pursuant hereto in all material respects;

        (iii)        At the Closing, Seller shall have received an Officers' Certificate from Buyer confirming the satisfaction of the conditions set forth in clauses (i) and (ii) of this Section 6.02(b);

        (iv)        Any and all consents, authorizations, approvals, waivers, estoppel certificates and releases from third parties that may, in the reasonable opinion of Seller or its legal counsel, be necessary to carry out and complete all of the transactions contemplated to occur pursuant to this Agreement shall have been obtained and be in full force and effect as of the Closing;

        (v)         RESERVED;

        (vi)         Buyer shall have delivered to Seller (A) a Good Standing Certificate from the State of Pennsylvania, (B) copies of Buyer's Certificate of Limited Partnership as currently in effect and all resolutions of Buyer's general partner adopted in connection with this Agreement and the transactions contemplated to occur pursuant hereto, each of which shall be certified by the general partner of Buyer to be true, correct and complete copies thereof and (C) an incumbency certificate of the general partner of Buyer;

        (vii)         Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement and the Employment Practices and Shared Services Agreement; and

        (viii)         Buyer shall have paid to Seller the Purchase Price.

        (c)         Buyer. In addition to the conditions set forth in Section 6.02(a) hereof, the obligations of Buyer to consummate the purchase and sale transactions contemplated by this Agreement are subject to the following conditions:

        (i)         Each of the representations and warranties made by Seller in Section 4.01 hereof shall be true and correct in all material respects as of the Closing as if made on and as of the Closing Date;

        (ii)         Seller shall have made all Pre-Closing Adjustments and performed all of the obligations and satisfied all of the conditions required to be performed or satisfied by it at or prior to the Closing in connection with this Agreement and the transactions contemplated to occur pursuant hereto in all material respects;

        (iii)         At the Closing, Buyer shall have received an Officers' Certificate from Seller confirming the satisfaction of the conditions set forth in clauses (i) and (ii) of this Section 6.02(c);

        (iv)         Any and all consents, authorizations, approvals, waivers, estoppel certificates and releases from third parties that may, in the reasonable opinion of Buyer hereto or its legal counsel, be necessary to carry out and complete all of the transactions contemplated to occur pursuant to this Agreement shall have been obtained and be in full force and effect as of the Closing;

        (v)         RESERVED;

        (vi)         Seller shall have delivered to Buyer (A) a Good Standing Certificate from Ohio, Delaware and Pennsylvania, dated as of a recent date, (B) copies of all documents evidencing Seller's authority to enter into this Agreement adopted in connection with this Agreement and the transactions contemplated to occur pursuant hereto, each of which shall be certified by a duly authorized officer or agent of Seller to be true, correct and complete copies of such resolutions, and (C) an incumbency certificate of Seller;

         (vii)        Seller shall have executed and delivered the Seller Transfer Documents and the Employment Practices and Shared Services Agreement;

        (viii)        Buyer shall have entered into the Employment Agreements with those individuals whose names are listed on Schedule 11 hereto;

        (ix)         The Buyer and the Committee shall have received the Fairness Opinion, and any other written opinions requested by Buyer or the Committee, in form and content acceptable to Buyer and the Committee in their respective sole discretion, regarding the valuation of the Purchased Assets and the Business and the entering into and consummation of the transactions set forth in this Agreement;

        (x)         The Board of Directors (including a majority of the Committee) shall have approved the transactions contemplated to occur pursuant hereto;

        (xi)         The obtaining by the Buyer of all third party consents and governmental approvals, licenses and permits necessary for the Buyer to consummate the transaction set forth in this Agreement and to operate the Business as it was operated by Seller prior to the Closing; and

        (xii)        There shall have occurred no material adverse change in or to the financial condition, results of operations, assets or employees of the Division, or to Seller, or any of their affiliates to the extent that such material adverse change would have a Material Adverse Effect, since July 31, 1999 including, without limitation, any bankruptcy, liquidation, dissolution, creditor standstill agreement, material Default, or other similar event. No suit, action or other proceeding shall be threatened or pending before any court or governmental agency which seeks to restrain, enjoin or otherwise prohibit this transaction, or seeks the payment of significant damages from the AEO Companies in the event that the transactions contemplated by this Agreement are consummated.

        The failure of any condition set forth in this Article VI, unless waived by Seller with respect to any condition set forth in Section 6.02(b) above, or waived by Buyer with respect to any condition set forth in Section 6.02(c) above, or waived by both Seller and Buyer with respect to any condition set forth in Section 6.02(a) above, shall cause this Agreement to terminate, in which event Seller and Buyer shall have no liability or obligation to each other.

ARTICLE VII
POST CLOSING COVENANTS

        Section 7.01. Transition Period. If so requested by Buyer, Seller will, to the extent permitted by applicable law, perform services and process matters that constitute all or part of the conduct of the Business for and on behalf of Buyer for a transition period of one year after the Closing. To the extent that Buyer requests any such services be provided by Seller after the Closing, Buyer will reimburse Seller for its actual, reasonable cost (as mutually agreed to by Seller and Buyer in the Employment Practices and Shared Services Agreement) to provide such requested services, and all profits earned with respect to the operation of the Business and/or use of the Purchased Assets following the Closing shall belong to Buyer.

        Section 7.02. Protection of Business and Purchased Assets. Without in any way limiting the rights and remedies available to Buyer for any actual or threatened violation of any covenant or agreement of Seller contained in Sections 5.01 and 5.02 above, Seller acknowledges and agrees that such other rights and remedies cannot fully compensate Buyer, and Buyer shall be entitled to injunctive relief to prevent or remedy any actual or threatened violation of any covenant or agreement of Seller contained in Sections 5.01 and 5.02 above.

        Section 7.03. Books and Records. Following the Closing, Seller shall make available to Buyer, upon reasonable notice during normal business hours, for review and copying for the purpose of preparing tax returns and related reports and any other proper purpose, any and all of the books and records relating to the Business, the Division or the Purchased Assets that may then be in the possession or control of Seller, and to provide to Buyer-original copies thereof where such originals are necessary. Seller shall not willfully and knowingly destroy any of such books and records for a period of five (5) years after the Closing without first offering to deliver such books and records to be destroyed to Buyer.

        Section 7.04. Workmen's Compensation Claims. In the event that any workers compensation claim is asserted after the Closing Date for a claim occurring prior the Closing Date by any person who was employed with the Division at a time prior to the Closing Date, Seller agrees to accept all liability for those workers compensation claims under the workers compensation laws of the State of Ohio. In the event that any workers compensation claim is asserted after the Closing Date for a claim occurring after the Closing Date by any person who was employed with the Division at a time prior to the Closing Date and who is hired by the Buyer, Buyer agrees to accept all liability for those workers compensation claims under the workers compensation laws of the State in which the claimant is employed for those claims occurring after the Closing Date. In the event that any workers compensation claim is asserted after the Closing Date by any person who was employed with the Division at a time prior to the Closing Date and who is hired by the Buyer, and the date of the occurrence giving rise to the claim cannot readily be determined as being either before or after the Closing Date, all liabilities and obligations in respect of such claim shall be handled; in compliance with the Worker's Compensation laws of the state governing the employer (either Buyer or Seller) who ultimately is determined, either through discovery or otherwise, to have employed the person at the time of the occurrence giving rise to the claim.

        Section 7.05. Reserved.

        Section 7.06. Further Assurances. If at any time after the Closing, either party hereto should determine that any further instruments of sale, assignment, conveyance, transfer or delivery, instruments of assumption, security documents, releases of security interests, consents to assignment, or other documents and instruments are necessary or desirable to carry out more effectively and complete the transactions contemplated to occur pursuant to this Agreement, each party hereto shall (i) execute and deliver any and all such further documents and instruments as the other party hereto may reasonably request, and (ii) use its best efforts to obtain the execution and delivery of any such further documents and instruments from any third party as either party hereto may reasonably request.

ARTICLE VIII
REMEDIES

        Section 8.01. The parties agree that, in the event of a breach by either party of any of the terms hereof or of any of the other documents or instruments executed and delivered pursuant to this Agreement or in connection with the transactions contemplated to occur pursuant hereto, which breach becomes the basis for any claim or lawsuit among the parties, then, in such event, the prevailing party in any such claim or lawsuit shall be entitled, as part of its proper damages, to reimbursement for its reasonable attorneys' fees and expenses incurred in connection with such claim or litigation.

ARTICLE IX
MISCELLANEOUS PROVISIONS

        Section 9.01. Survival of Warranties, Representations, Agreements, etc. All of the warranties, representations, and agreements of the parties hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two (2) years, except for the representations and warranties contained in Sections 4.01(h) and 4.01(u) which shall survive the Closing until the applicable statute of limitations has expired, regardless of any investigations made by, any party, either prior to or after the Closing; provided, however, that (i) nothing contained in the foregoing provision shall limit or modify the obligations of the parties to indemnify each other pursuant to Sections 3.04 and 3.05, and (ii) if any customs duty is owed for the importation of AEO Merchandise (notwithstanding Seller's representation set forth in Section 4.01(h) hereof), the amount of the duty itself (as opposed to any penalty or other charges) shall be payable by Buyer. The rights and remedies of the parties hereto with respect to any inaccuracy in any warranty or representation or with respect to any breach or default under any covenant or agreement shall not be limited or restricted by the fact that the act, omission, occurrence or other state of facts giving rise to such inaccuracy or such breach or default is also the subject of another warranty or representation as to which there is no inaccuracy or another covenant or agreement as to which there is no breach or default.

        Section 9.02. Third Party Actions. If any third party should institute or assert any claim, action or proceeding against any party hereto with respect to which such party determines it may seek to be indemnified, held harmless and/or defended, pursuant to the assumption or exclusion of liabilities set forth in Sections 3.03 and 3.04 hereof, the party hereto against whom such claim, action or proceeding has been instituted or asserted (the "indemnified party") shall promptly notify each party hereto by whom it may seek to be indemnified, held harmless and/or defended (an "indemnifying party") of the institution or assertion of such claim, action or proceeding, and, if so requested by an indemnifying party, shall promptly furnish such indemnifying party with a copy of any written claim, complaint, notice of violation or other similar document the indemnified party may have received from the third party instituting or asserting such claim, action or proceeding. An indemnified party shall have the right (but not the obligation) (i) to direct and control, through legal counsel of its own choosing, the defense of any third party claim, action or proceeding and (ii) to compromise and settle any third party claim, action or proceeding on any basis and in any manner such indemnified party deems necessary or appropriate; provided, however, that (a) each indemnifying party shall have the right to participate, at its own cost and expense, through legal counsel of its own choosing, subject to the control of the indemnified party and its legal counsel, in the defense of any third-party claim, action or proceeding with respect to which indemnity is sought hereunder, (b) prior to compromising or settling any third-party claim, action or proceeding with respect to which indemnity is sought hereunder, the indemnified party shall notify such indemnifying party of the proposed terms and conditions of the compromise or settlement and (c) in the case of any third-party claim, action or proceeding with respect to which indemnity is sought hereunder that involves only the payment of money damages by the indemnified party, such indemnifying party may assume (jointly with any and all other indemnifying parties), at its own cost and expense, through legal counsel of its own choosing reasonably acceptable to the indemnified party, the direction and control of the defense of such third-party claim if, but only if (i) such indemnifying party acknowledges that it is obligated to indemnify and hold harmless the indemnified party with respect to all judgments, settlements, compromises and other losses, damages, costs and expenses in connection with such third-party claim, action or proceeding and (2) such third-party claim, action or proceeding continues to involve only the payment of money damages by the indemnified party.

        Section 9.03. Miscellaneous Provisions.

        (a)         Entire Agreement. This Agreement, together with all Exhibits, Transfer Documents and Other Documents, constitutes the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior negotiations, discussions, agreements and understandings, oral or written, among the parties hereto, or any of them, with respect to this Agreement or the transactions contemplated hereby.

        (b)         Amendment. This Agreement may be amended, superseded, extended or modified only by an instrument or instruments in writing signed by each of the parties hereto (or their respective successors in interest or permitted assigns), and no waiver or consent with respect to this Agreement or any of the transactions contemplated hereby shall be effective against any party hereto unless and until such waiver or consent is set forth in any instrument or instruments in writing signed by such party (or its successor in interest or permitted assign).

        (c)         No Waiver. No delay by any party hereto in exercising any right or remedy shall operate as a waiver of such right or remedy, and no waiver of any right or remedy by any party shall operate to waive future compliance with such right or future exercise of such remedy or affect any other right or remedy.

        (d)         Remedies Cumulative. The rights and remedies of the parties hereto are cumulative, and the rights and remedies granted to the parties pursuant to this Agreement are not exclusive of, but are in addition to, any and all other rights and remedies that the parties hereto may have at law or in equity or under any other contract, agreement or other document or instrument.

        (e)         Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision of this Agreement as to one or more parties shall not affect the validity or enforceability of such provision as to any other party or the validity or enforceability of any other provision of this Agreement.

        (f)         Exhibits and Headings. The exhibits and schedules hereto and the Other Seller Documents constitute an integral part of this Agreement. The captions and headings in the articles, sections and subsections of this Agreement and the exhibits and schedules hereto are for purposes of convenience only and are not intended to affect the interpretation of this Agreement.

        (g)         Notices, etc. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by reputable courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to Seller:	Schottenstein Stores Corporation 1800 Moler Road Columbus, OH 43207 Attention: Jeffrey Swanson

with a copy to:	Irwin Bain, Esquire 1800 Moler Road Columbus, OH 43207

If to Buyer:	Blue Star Imports, L.P 150 Thorn Hill Drive Warrendale, PA 15095 Attention: George Kolber

with a copy to:	Sable, Pusateri, Rosen, Gordon & Adams, LLC 437 Grant Street 7th Floor, Frick Building Pittsburgh, PA 15219 Attn.: Alan B. Gordon, Esquire

        (h)         Counterparts. This Agreement may be executed in two or more counterparts and shall become effective as of the date first above written when each party hereto has signed at least one counterpart hereof.

        (i)         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.

        (j)         Parties Bound and Benefited. This Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, the parties hereto and their respective successors in interest and permitted assigns; provided, however, that neither this Agreement, nor any of the rights, privileges or obligations hereunder shall be assignable by any of the parties without the other parties' prior written consent; provided, however, that Seller may not withhold its consent to any assignment of this Agreement or Buyer's rights and obligations hereunder by Buyer to any entity controlled by or under common control with the Buyer. Nothing contained in this Agreement, express or implied, shall or is intended to confer on any person or entity other than the parties hereto and their successors in interest, any rights or remedies under or by reason of this Agreement unless so stated expressly to the contrary.

        IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the day and year first above written.

SELLER:
SCHOTTENSTEIN STORES CORPORATION

By: /s/ Jeffrey Swanson

BUYER;

BLUE STAR IMPORTS, L.P.
By: BSI IMPORTS CO., LLC, general partner

By: /s/ Dale E. Clifton

LIST OF EXHIBITS

Description	Designation
Assignment and Assumption Agreement	A
Bill of Sale and Assignment	B
Employment Practices and Shared Services Agreement	C

LIST OF SCHEDULES

Description	Designation
List of Assumed Contracts	1
List of Permits and Licenses	2
List of Personal Property	3
List of Software	4
Purchase Price Allocation	5
List of Jurisdictions	6
Material Adverse Changes	7
Intellectual Property	8
Taxes, Duties and Tariffs	9
Schedule of Litigation	10
Key Employees	11
List of Inventory	12
Insurance Policies	13
List of Books and Records being delivered to Buyer	14

ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement (this "Agreement") is made as of this 10th day of March, 2000, effective as of the 31st day of January, 2000, by and between SCHOTTENSTEIN STORES CORPORATION, a Delaware corporation ("Assignor"), and BLUE STAR IMPORTS, L.P., a Pennsylvania limited partnership ("Assignee"), pursuant to that certain Purchase and Sale Agreement (the "Purchase Agreement") of even date herewith made by and between Assignor and Assignee. Capitalized terms used but not defined herein are used as defined in the Purchase Agreement.

ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement (this "Agreement") is made as of this 10th day of March, 2000, effective as of the 31st day of January, 2000, by and between SCHOTTENSTEIN STORES CORPORATION, a Delaware corporation ("Assignor"), and BLUE STAR IMPORTS, L.P., a Pennsylvania limited partnership ("Assignee"), pursuant to that certain Purchase and Sale Agreement (the "Purchase Agreement") of even date herewith made by and between Assignor and Assignee. Capitalized terms used but not defined herein are used as defined in the Purchase Agreement.

        For and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, as of the date hereof, (i) Assignor does hereby transfer and assign to Assignee all of Assignor's right, title and interest in and to the Assumed Contracts (provided that where Assignor is required to continue to be a party to such contracts or where Assignor will continue to require or perform services under such contracts, Assignor shall use its best efforts to add Assignee as an additional party, rather than the sole transferee, of such contracts), the Permits and Licenses, and the Prepaid Expenses, (ii) Assignee does hereby accept such transfer and assignment, and (iii) Assignee does hereby (a) undertake and assume all of the Assumed Liabilities and (b) disclaims any liability or obligation under the Excluded Liabilities.

        Without in any way affecting any of Assignee's or Assignor's respective obligations under the Purchase Agreement, Assignee and Assignor each hereby specifically confirm to the other their indemnification obligations under and pursuant to the Purchase Agreement.

        Each party hereto agrees, at any time and from time to time, upon the request of the other party, to forthwith execute and deliver such instruments of assignment, release, endorsement, direction and authorization as will be sufficient, requisite or advisable, in the reasonable opinion of Assignor, Assignee or their respective counsel, to effect the assignment hereunder, but the parties specifically agree that this instrument and these presents are intended to and shall be, and the same hereby are, declared to be sufficient in all respects to, and the same do hereby, effect the assignment hereunder.

        Assignor acknowledges and agrees that, with respect to any Assumed Contracts, which are, in their nature, by law, by their terms or otherwise, nonassignable, or which contain a covenant against assignment, this instrument shall, notwithstanding anything elsewhere herein contained, be construed as an assignment to Assignee of the equitable interest in the same insofar as is legally permissible without violation of law or breach of the terms or condition thereof, with the right in Assignee or its successors and assigns (i) to have said claims, contracts, commitments or other agreement, if any, held in trust by Assignor so as to enable Assignee or its successors and assigns to use and enjoy the full benefit thereof, (ii) to have transferred to Assignee or its successors or assigns any and all such property or rights which shall become assignable as soon as the same shall become assignable, and (iii) to take and have taken any action which may be taken without violation of law and without any breach as aforesaid which is necessary or appropriate to make such contract, property or rights assignable. Assignor agrees that in any instance in which nonassignability of any such contract, property or rights may be removed by the consent of any party or parties, Assignor will use its best efforts to obtain the consent of all such parties to the assignment of the property or rights in question to Assignee. If such a consent is not obtained, or if an attempted assignment would be ineffective or would affect Assignor's rights so that Assignee or its successors and assigns in fact would not receive such contract, property or rights, Assignor will cooperate with Assignee or its successors and assigns on any reasonable arrangement, not contrary to law, designed to provide for Assignee or its successors and assigns the benefit under any such Assumed Contracts and enforcement thereof, and for the benefit of Assignee or its successors and assigns, of any and all rights of Assignor against any party thereto arising out of breach or cancellation by such party or otherwise.

        Nothing in this Agreement shall preclude or prohibit Assignee from contesting in good faith the legality, validity or enforceability of any debt, liability, obligation under any Assumed Contract, provided that the foregoing shall not affect the legality, validity or enforceability of the terms and provisions of this Agreement.

       This Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, successors and assigns.

        IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Agreements effective as of January 31, 2000.

ATTEST:	ASSIGNOR: Schottenstein Stores Corporation, a Delaware corporation

By: /s/ Tod Friedman ATTEST:	By: /s/ Jeffrey Swanson ASSIGNEE: Blue Star Imports, L.P., a Pennsylvania limited partnership By: BSI Imports Company, LLC, a Delaware limited liability company and its sole General Partner

By: /s/ William P. Tait	By: /s/ Dale E. Clifton

BILL OF SALE AND ASSIGNMENT

        This Bill of Sale and Assignment (this "Instrument") is made this 10th day of March, 2000, effective as of the 31st day of January, 2000, by SCHOTTENSTEIN STORES CORPORATION, a Delaware corporation ("Assignor"), in favor of BLUE STAR IMPORTS, L.P., a Pennsylvania limited partnership ("Assignee"), pursuant to that certain Purchase and Sale Agreement (the "Purchase Agreement") of even date herewith made by and between Assignor and Assignee. Capitalized terms used but not defined herein are used as defined in the Purchase Agreement.

        For and in consideration of the sum of Ten and No/100 ($10.00) Dollars cash in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignor does hereby transfer and assign the Personal Property to Assignee and Assignee does hereby accept such assignment and transfer.

        Assignor warrants that it is the owner of the Personal Property and that its right, title and interest in and to the Personal Property is hereby transferred and assigned to Assignee free and clear of all liens, security interests and encumbrances.

        Assignee hereby agrees to perform, execute and/or deliver, or cause to be performed, executed and/or delivered, any and all such further acts and assurances as Assignee may reasonably require to perfect Assignee's interest in the Personal Property hereby transferred, but Assignee and Assignor agree that this Instrument and these presents shall be, and the same hereby are, declared to be sufficient in all respects to, and the same do hereby, effect the transfer and assignment made hereunder.

        This Bill of Sale and Assignment shall be binding upon and inure to the benefit of Assignor and Assignee, and their respective successors and assigns.

        IN WITNESS WHEREOF, Assignor has duly executed and delivered this Bill of Sale and Assignment, and Assignee has accepted this Bill of Sale and Assignment, effective as of the 31st day of January, 2000.

ASSIGNOR: SCHOTTENSTEIN STORES CORPORATION, a Delaware corporation

By: /s/ Jeffrey Swanson Name: Title: President

[signatures continued on following page]

ASSIGNEE BLUE STAR IMPORTS, L.P., a Pennsylvania limited partnership

By: BSI Imports Company, LLC, a Delaware limited liability company and its sole General Partner

By: /s/ Dale E. Clifton Name: Dale E. Clifton Title: VP, Controller, and Chief Accounting Office

EMPLOYMENT PRACTICES AND SHARED SERVICES AGREEMENT

        THIS AGREEMENT is dated as of the 10th day of March, 2000, effective as of January 31, 2000, between SCHOTTENSTEIN STORES CORPORATION, a Delaware corporation, ( "Schottenstein") and BLUE STAR IMPORTS, L.P., a Pennsylvania Limited Partnership ("Blue Star").

R E C I T A L

        A.         Blue Star and Schottenstein have entered into a Purchase and Sale Agreement effective as of January 31, 2000 ("Purchase Agreement") whereby Blue Star is purchasing the Purchased Assets and the Business of Value City Imports, a division of Schottenstein, relating to the importation of the AEO Merchandise (as such capitalized terms are defined in the Purchase Agreement). All capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Purchase Agreement.

        B.         Blue Star desires to receive, on a transitional basis, certain services currently provided by Schottenstein for the Purchased Assets and the Business on the terms and conditions contained herein.

        C.         Schottenstein is willing to provide, on a transitional basis, at reasonable times and upon reasonable prior notice, certain services currently provided by Schottenstein for the Purchased Assets and the Business on the terms and conditions contained herein.

        D.         In connection with its acquisition of the Purchased Assets and the Business from Schottenstein, Blue Star has hired certain employees, Guy Bradford and Hank Shechtman (the "Blue Star Employees "), who formerly were employed by Schottenstein.

        E.         Schottenstein desires to receive, on a transitional basis, certain services to be provided by the Blue Star Employees in connection with the importation of merchandise for Value City Department Stores and Value City Furniture stores, on the terms and conditions contained herein.

        F.         Blue Star is willing to provide, on a transitional basis, at reasonable times and upon reasonable prior notice, the services of the Blue Star Employees to assist Schottenstein in connection with its importation of merchandise, on the terms and conditions contained herein.

        NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree that the transitional services shall be provided in accordance with the following:

        1.         Supply of Services.

                 a.         Schottenstein shall, upon the request of Blue Star, supply to Blue Star the services (at the cost) as described in Attachment A hereto (the "Defined Services) according to the terms of this Agreement. In addition, to the extent Blue Star needs services historically provided by Schottenstein in addition to the Defined Services, the parties agree to amend Attachment A to add such services (the "New Services"). The New Services and the Defined Services are collectively referred to as the "Services". Schottenstein shall furnish Blue Star with such current merchandise in transit, orders and other reports and documents that it has normally produced with respect to its provision of the Services. All Services provided hereunder shall be performed in compliance with all applicable laws and regulations and in substantially the same manner as historically performed by Schottenstein and as revised from time to time by Schottenstein consistent with the methods used for the importation of Schottenstein's own merchandise. Blue Star may, at its discretion, decrease or discontinue any of the Services to be provided hereunder. The parties hereto also agree that Blue Star shall have no obligation to order any Services whatsoever. Schottenstein shall provide Blue Star with reasonable access to its facility and the Purchased Assets. During the Transition Period and the Extended Term, Blue Star may elect to remove the Purchased Assets from the Facility for the purpose of relocating such assets to facilities owned or operated by Blue Star or its affiliates.

                 b.         Blue Star shall, upon the request of Schottenstein, supply to Schottenstein, at reasonable times, the services of the Blue Star Employees (and any other current employee of Blue Star who had previously worked for Schottenstein in connection with the importation of its merchandise and its customs compliance program) in order to assist Schottenstein in connection with the importation of merchandise and customs compliance program for Schottenstein and its affiliated entities (the "Blue Star Employees' Services"). The Blue Star Employees' Services shall be performed in compliance with all applicable laws and regulations, and in substantially the same manner as historically performed by the Blue Star Employees, and as revised from time to time by Blue Star consistent with past practice. The Blue Star Employees' Services shall be the same services as have historically been provided to Schottenstein by such employees prior to the Closing, and shall also include reasonable training of any of Schottenstein's remaining or newly hired employee(s). Schottenstein shall use its best efforts to hire, as soon as is reasonably practical, its own employee(s) to perform the services that are now being provided to it by the Blue Star Employees hereunder. The Blue Star Employees' Services shall be provided to Schottenstein in accordance with the terms of this Agreement and at the costs as set forth on Attachment B hereto.

                 c.         Schottenstein hereby perpetually and irrevocably licenses or sublicenses, as the case may be, to Blue Star and its affiliates (on a non-exclusive basis) the Software and Intellectual Property used or useful in connection with the ownership and/or operation of the Business. The license and/or sublicense granted by Schottenstein to Blue Star and its affiliates herein shall be considered a fully paid license and/or sublicense, and no license fee, royalty or other fee shall be due for the privilege of exercising the rights licensed or sublicensed herein. Schottenstein shall maintain the Software in an operating condition and will timely and fully pay all charged license or sublicense fees and maintenance fees necessary to enable Blue Star and its affiliates to fully access, use, and enter and retrieve data in connection with the Software. Schottenstein shall make available to Blue Star and its affiliates all Software and all currently existing and future associated technical information regarding the Software which might be reasonably necessary, useful or helpful to Blue Star and its affiliates in the exercise of the rights licensed, sublicensed or otherwise granted. There shall be no fees or other charges associated with providing the documents and materials contemplated by this Subparagraph c.

        2.          Term.

        This Agreement shall commence upon the date hereof and continue in effect for a term of one year (the "Transition Period") ending on (the "Original Termination Date") January 31, 2001, subject to extension in accordance with this Section 2. Either party may, at its option and by notice given to the other party at least 30 days prior to the Original Termination Date (and 30 days prior to the expiration of the initial 3 month extension period, if applicable), extend such term of this Agreement, for a total of up to two additional periods of three months each (the "Extended Term").

        3.         Termination.

                 a.         Blue Star may terminate this Agreement as to any one or more Services at any time upon 10 days' prior written notice. Blue Star shall not terminate this Agreement during the Transition Period and the Extended Term with respect to its obligation to make available the Blue Star Employees and provide the Blue Star Employees' Services to Schottenstein except in the event that Schottenstein fails to make any payment due hereunder within five (5) days after delivery of written notice by Blue Star, or if Schottenstein breaches any nonmonetary obligation hereunder and such breach is not cured within thirty (30) days after delivery of written notice by Blue Star unless Schottenstein has undertaken a course of action reasonably calculated to cure such nonmonetary breach and continuously pursues the same until cured.

                 b.         Schottenstein may terminate this Agreement as to its use of the Blue Star Employees or the providing of any of the Blue Star Employees' Services at any time upon 10 days' prior written notice. Schottenstein shall not terminate this Agreement during the Transition Period and the Extended Term for any Service except in the event that Blue Star fails to make any payment due hereunder within five (5) days after delivery of written notice by Schottenstein, or if Blue Star breaches any nonmonetary obligation hereunder and such breach is not cured within thirty (30) days after delivery of written notice by Schottenstein unless Blue Star has undertaken a course of action reasonably calculated to cure such nonmonetary breach and continuously pursues the same until cured.

        4.          Price.

                 a.         The price for each Defined Service shall be its cost as described on Attachment A hereto. The price for each New Service shall be set forth on Attachment A and shall be calculated by Schottenstein and agreed to by Blue Star in the same manner as the cost (with no corporate overhead charges) for each Defined Service was calculated for this Agreement.

                 b.         The price for each Blue Star Employee and the Blue Star Employees' Services shall be as described on Attachment B hereto. If Schottenstein desires to utilize any additional employees of Blue Star, the price for each additional employee shall be calculated by Blue Star and agreed to by Schottenstein in the same manner as the cost for the Blue Star Employees was calculated for this Agreement. To the extent that a cost for a particular service included in the Blue Star Employees' Services is not specifically listed on Attachment B, the cost to be charged by Blue Star shall be its actual cost (with no corporate overhead charges) for such service.

        5.         Past Practice.

        Schottenstein has been supplying importation services to the American Eagle Outfitters, parent of Blue Star, for several years. To the extent that questions arise as to the nature of a particular Service or a Blue Star Employees' Service, the manner in which Services or Blue Star Employees' Service are to be provided, or any responsibilities of Schottenstein or Blue Star hereunder, the parties shall be guided by past reasonable practices of Schottenstein or American Eagle Outfitters.

        6.         Invoicing and Payment.

                 a.         Schottenstein shall invoice Blue Star monthly for the Services supplied hereunder. Schottenstein may use one or more invoices. Payment shall be due 30 days after the invoice(s) are sent. The provisions of this Section 6 shall survive the termination of this Agreement.

                 b.         Blue Star shall invoice Schottenstein monthly for the Blue Star Employees and Blue Star Employees' Services supplied hereunder. Blue Star may use one or more invoices. Payment shall be due 30 days after the invoice(s) are sent. The provisions of this Section 6 shall survive the termination of this Agreement.

        7.         Right to Audit.

        For purposes of verifying the accuracy of charges for the Services supplied hereunder and to verify the proper performance of the Services by Schottenstein and its affiliates and assignees hereunder, Blue Star shall be entitled, prior or subsequent to any payment of charges hereunder, to have access at all reasonable times during normal business hours at the Facility, to the Books and Records of Schottenstein (and its affiliates providing the Services) relating to the Division hereunder as may be reasonably related to such inquiry, all at Blue Star's sole expense. Blue Star shall maintain the confidentiality of information supplied to it in the course of performing such audit and shall not disclose such information to persons who do not have a need to know. Schottenstein shall have the right to audit the charges for the Blue Star Employees and Blue Star Employees' Services in accordance with the same terms and conditions which govern Blue Star's right to audit as set forth hereinabove.

        8.         Independent Contractor Status.

        a.         Schottenstein shall be an independent contract with respect to the Services. Blue Star shall be an independent contractor with respect to the Blue Star Employees' Services. Each party shall be responsible for its own employees, and employees of each party shall not be deemed to have an employment relationship with the other party. Upon Buyer's request, Schottenstein shall use its best efforts to make available to Blue Star the Schottenstein employees engaged in the Business (regardless of whether or not Blue Star shall have extended offers of employment to such persons) to provide reasonable assistance in the training of Blue Star's employees to enable such employees to operate and utilize the Purchased Assets and to deliver Services of a quality at least similar to the quality of such Services as were provided by Schottenstein with such Purchased Assets and the Business. Blue Star shall have, for a period of ninety (90) days following the Closing, the right to extend offers of employment to, and hire, those of Schottenstein's employees as listed on Attachment C attached hereto who are presently engaged in providing the Services with respect to the Business, and Schottenstein will not engage in conduct or actions (including, but not limited to, the offering of additional incentives or compensation to such employees) with the intention or for the purpose of deterring such employees from accepting offers from Blue Star. Schottenstein further agrees that it will not, for a period of two years following the date of the Closing, solicit, offer to hire, or rehire any employees whom Blue Star hires to assist Blue Star in the operation of the Business. Blue Star further agrees that it will not, for a period of two years following the date of the Closing, solicit, or offer to hire any employees of Schottenstein who are not listed on Attachment C to assist Blue Star in the operation of the Business. This Paragraph 8 shall survive the expiration or earlier termination of this Agreement.

        b.         Blue Star shall be solely responsible for all liabilities, demands, damages, costs and expenses (including reasonable attorney's fees), and shall indemnify, defend and hold harmless the Schottenstein and its affiliates and their respective officers and directors, shareholders and representatives, from and against all liabilities, claims, demands, damages, costs and expenses (including reasonable attorney fees) arising from the conduct, actions, inactions or omissions of the Blue Star Employees (and not caused by Schottenstein, its employees or contractors) in connection with the Blue Star Employees' Services hereunder.

        c.         Schottenstein shall be solely responsible for all liabilities, demands, damages, costs and expenses (including reasonable attorney's fees), and shall indemnify, defend and hold harmless Blue Star and its affiliates and their respective officers and directors, shareholders and representatives, from and against all liabilities, claims, demands, damages, costs and expenses (including reasonable attorney fees) arising from the conduct, actions, inactions or omissions of Schottenstein (and not caused by Blue Star, its employees or contractors) in connection with the Services hereunder.

        9.         Negotiation of Contracts.

                 a.         For a period of five (5) years following the Closing Date, Schottenstein agrees, upon request of the Blue Star, to use its best efforts to negotiate any number or all freight, shipping and transportation rates in combination with Blue Star for the importation of similar merchandise by Schottenstein and its affiliates, including but not limited to Value City Department Stores (so as to take full advantage of all volume and other discounts available by combining Schottenstein's importation volume with Blue Star's importation volume). Schottenstein will advise Blue Star of all scheduled negotiation sessions. Blue Star may or may not choose to have a representative present at the negotiations. . Schottenstein will make available the use of the negotiated contracted rates to Blue Star. Blue Star shall have the right to accept or decline those contracted rates. If Blue Star accepts those contracted rates, Schottenstein may charge a mutually agreed upon fee. Schottenstein and Blue Star shall split equally the reasonable out-of-pocket costs incurred by Mort Love (as shown on Attachment A) in the negotiation of such freight, transportation and shipping contracts. The provisions of this Section 9 shall survive the expiration or termination of this Agreement.

        10.         Assignment and Delegation.

                 a.         This Agreement and any rights pursuant hereto to utilize the Blue Star Employees shall be assignable by Schottenstein to (i) any of its business units, subsidiaries or affiliates without the consent of Blue Star, or (ii) any third party entity which acquires, is acquired by, merges or otherwise consolidates with, purchases or otherwise acquires a majority of shares or other interests, or acquires a portion of the assets or business of, Schottenstein, or any of their subsidiaries or affiliates, without the consent of Blue Star. Any other assignment or transfer of this Agreement shall require the prior written consent of Blue Star, which consent shall not be unreasonably withheld. Schottenstein shall have the right to delegate its duties to perform Services hereunder to any of its business units, subsidiaries or affiliates without the prior consent of Blue Star. In no event shall any such delegation of duties hereunder release Schottenstein from liability to Blue Star for the performance of the Services provided hereunder.

                 b.         Blue Star may assign or delegate all or a portion of this Agreement to (i) any parent, subsidiaries or affiliated entities of Blue Star or American Eagle Outfitters, Inc., or (ii) any third party entity which acquires, is acquired by, merges or otherwise consolidates with, purchases or otherwise acquires a majority of shares or other interests, or acquires a portion of the assets or business of, Blue Star or American Eagle Outfitters, Inc. or any of their subsidiaries or affiliates, without the consent of Schottenstein.

        11.         Force Majeure.

        Neither Schottenstein nor Blue Star shall be liable for any failure to perform hereunder arising from causes or events beyond the reasonable control and without the fault or negligence of the party failing to perform including, without limitation, labor disputes of any kind. If it appears to either party that an event is likely to occur which would interfere with such party's performance hereunder, such party shall notify the other party immediately of the event and of its likely duration. In the event of such failure, the obligation of the party shall be suspended until the cause of such suspension shall have been removed.

        12.         Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.

        13.         Notices.

        Any notice, request, consent, approval, waiver and other communication to a party hereunder shall be in writing and shall be deemed duly given when sent by first class mail, postage prepaid, or delivered by hand, or by telex or facsimile transmission to such party. Unless changed by written notice to the other hereunder, all notices shall be addressed sent to the address shown below:

As to Blue Star Imports, L.P.:

         Blue Star Imports, L.P.
        150 Thorn Hill Drive
        Warrendale, PA 15086
        Attention of George Kolber

As to Schottenstein Stores Corporation:

        Schottenstein Stores Corporation
        1800 Moler Road
        Columbus, OH 43207
        Attention of Jeffrey Swanson

        14.         Dispute Resolution.

                 a.        In the event of any dispute arising in connection with this Agreement, the parties shall endeavor to resolve such dispute amicable by discussion and mutual accord. Such discussions shall include face-to-face meetings at senior managerial levels of Blue Star and Schottenstein. In the event that the parties are unable to mutually resolve such dispute within thirty (30) days after the initial face to face meeting referred to above, then either party may submit any unresolved controversy or claim arising out of or relating to this contract, or the breach thereof, to be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in Pittsburgh, Pennsylvania, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties shall split equally the cost of the arbitrators. Any award rendered by the Arbitrator(s) may include compensatory damages and costs but under no circumstances shall either party be liable for nor shall the arbitrator(s) award any incidental, consequential or special (including punitive or multiple) damages.

                 b.         Notwithstanding anything herein to the contrary, the existence of a dispute (other than payment of the price) shall not reduce the obligation of Schottenstein to continue to provide Services (or the obligation of Blue Star to make available the Blue Star Employees or to provide the Blue Star Employees' Services) hereunder during the pendency of the dispute resolution procedure, or following the resolution of such dispute, unless the resolution of the dispute contains a finding of a material default by Blue Star or Schottenstein as the case may be; provided, however, the foregoing shall in no way limit the amount of damages or type of relief (whether monetary or injunctive) to which Blue Star or Schottenstein is entitled under law or the provisions of this Agreement.

        15.         Integration.

        This Agreement supersedes all prior negotiations, commitments and writings pertaining to the subject matter hereof. Except as otherwise provided in this Agreement, this Agreement may be amended only by a written instrument duly executed by both Schottenstein and Blue Star.

        16.         Waiver.

        Any waiver at any time, by either Schottenstein or Blue Star, of its rights with respect to the other party to this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be considered waived with respect to any subsequent default or matter.

        17.         No Third Party Beneficiaries.

        Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to a party to this Agreement, nor shall any provision hereof give any third persons any right or subrogation or action against any party to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BLUE STAR IMPORTS, L.P. By: BSI Imports Co., LLC General Partner	SCHOTTENSTEIN STORES CORPORATION

By /s/ Dale E. Clifton	By /s/ Jeffrey Swanson

Attachment A

The Price of each Defined Service will be equal to the total expense recorded on Division's books in each month during the term of the Agreement for the Defined Services listed below multiplied by a Percent Allocation determined according to the methods described below.

For purposes of this Schedule, the following terms have the meanings assigned to them below:

  Headcount Allocation Percentage shall be the percentage of time worked that each employee devotes to Blue Star Imports Matters;

  Payroll Allocation Expense shall be an employee's Headcount Allocation Percentage times his annualized earnings.

Blue Star may audit the calculations used to determine the Percent Allocations at any time upon reasonable notice to Schottenstein. The parties agree to use the Percent Allocations listed below; however, either party may request a change to a Percent Allocation for any Defined Service at any time, and the parties agree to negotiate in good faith to determine whether a change in any of the percentages is required. In the event that the parties cannot agree on whether a change to a Percent Allocation is required, or as to the amount of any such change, then the disagreement will be resolved in accordance with the provisions for Dispute Resolution as set forth in Paragraph 14 of the Agreement.

Defined Service	Percent Allocation	Method
Payroll and Related Expenses	35.86%	Equal to the total of all Payroll Allocation Expenses divided by Value City Imports total annualized earnings.
Classification Fees	60.90%	Equal to the number of entries processed for BSI as a % of total entries processed by VCI
Data Processing	60.90%	Equal to the number of entries processed for BSI as a % of total entries processed by VCI
Delivery	60.90%	Equal to the number of entries processed for BSI as a % of total entries processed by VCI
Depreciation (See Note 1 Below)		See Note 1 Below
Dues & Subscriptions, Fees & Licenses	37.84%	Equal to the total of all Headcount Allocation Percentages divided by Value City Imports total headcount.
Equipment Rental	37.84%	Equal to the total of all Headcount Allocation Percentages divided by Value City Imports total headcount.
Office Supplies

37.84%

Equal to the total of all Headcount Allocation Percentages divided by Value City Imports total headcount.

Defined Service	Percent Allocation	Method
Outside Services (brokers)		Based on actual direct expenses related to the Business
Professional fees		Based on actual direct expenses related to the Business
Rent	37.84%	Equal to the total of all Headcount Allocation Percentages divided by Value City Imports total headcount.
Repairs & Maint.	37.84%	Equal to the total of all Headcount Allocation Percentages divided by Value City Imports total headcount.
Taxes - Personal Property (Exclusive of PPT on Software)	60.90%	Equal to the number of entries processed for BSI as a % of total entries processed by VCI
Telephone	37.84%	Equal to the total of all Headcount Allocation Percentages divided by Value City Imports total headcount.
Travel		Based on actual direct expenses related to the Business
Other		Based on actual direct expenses related to the Business

Note 1: Calculation of Monthly Depreciation Charge to Blue Star

Total Depreciation/Month (Division)	14,260.00
CFP Software Related	(10,510.00)
Automobile Depreciation	(278.00)
Estimate for GB/HS Hdware Depr.	(63.00)

Net Depreciation/Month (Division)	3,409.00

Total of all Headcount Allocation Percentages divided by Value City Imports total headcount	37.84%

Initial Monthly Allocation of Depreciation to Blue Star	1,289.97

Schedule B

Allocation of costs for Shared Services provided by Blue Star Imports as it relates to the importation business of Schottenstein Stores Corporation or its affiliates:

Costs	Method of Allocations
Salaries

Salaries will be allocated based upon time spent on services provided to Schottenstein Stores Corporation or its affiliates, with the exception of Guy Bradford. Initially Guy Bradford wages will be allocated based upon the number of custom entries related to Schottenstein Stores Corporation or its affiliates. On a monthly or quarterly basis Guy Bradford's allocation will be reviewed as his duties change.

Other costs	Based on actual expenses related to services provided to Schottenstein Stores Corporation or its affiliates.